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                                              THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                      Exhibit 11
                                                   COMPUTATION OF NET EARNINGS PER SHARE
                                                   (in thousands, except per share data)
                                                               (UNAUDITED)

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                                                                Thirteen weeks ended                Twenty-six weeks ended
                                                        ----------------------------------    ----------------------------------
                                                        August 1, 1998      August 2, 1997    August 1, 1998      August 2, 1997
                                                        --------------      --------------    --------------      --------------
(a)  Net earnings.....................................         $17,704             $30,088           $27,762             $53,234

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...             552                 554                -                1,108

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...              -                  961                -                1,920
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(b)  Adjusted net earnings                                     $18,256             $31,603           $27,762             $56,262
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(c)  Average number of common shares outstanding
       during the period..............................          61,544              61,074            61,507              60,999

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............           2,104               2,104                -                2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....              -                3,513                -                3,513

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........             224                 665               265                 668
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(d)  Average number of common shares assumed
       outstanding during the period..................          63,872              67,356            61,772              67,284
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     Basic Earnings per Share (a/c)...................         $   .29             $   .49           $   .45             $   .87
     Diluted Earnings per Share (b/d).................         $   .29             $   .47           $   .45             $   .84
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